EXHIBIT 10.55

Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077
Telephone: 281-584-1390
Personal & Confidential

January 29, 2019

Wayne Shurts
811 Town & Country Blvd. #400
Houston, Texas 77024

Re:    Employment with Sysco Corporation

Dear Wayne:

I wanted to take this opportunity to summarize the benefits you will be eligible for upon your departure from the Company, subject to the terms outlined herein.

Timing of Your Departure: Your last date of employment will be June 29, 2019 (the “Separation Date”). During the period between February 1, 2019 and the Separation Date (referred to herein as the “Transition Period”), you will remain employed in an advisory capacity.

Effective February 1, 2019, you will no longer be an officer of Sysco Corporation or a participant in the Management Incentive Plan (MIP). Because you will no longer be an MIP participant, you will cease participation in the Disability Income Plan and any additional group life and accidental death and dismemberment benefits that have been in effect for you as a member of the plan. In addition, you will cease participation in the Management Savings Plan and any associated salary/incentive deferrals will end. During the period between February 1, 2019 and the Separation Date, you will remain eligible for your base pay and other non-MIP benefits.

You will remain eligible for a Fiscal Year 2019 (FY19) Annual Incentive, minus legally required federal and state payroll deductions (“Annual Incentive”) to the extent the criteria for payment of such Annual Incentive are satisfied.  For purpose of any Strategic Bonus Objective component of the FY19 Annual Incentive, you will be considered to have achieved this component at 100% of the target.  The FY19 Annual Incentive will be calculated on the same basis and made payable at the same time as all other FY19 Annual Incentives.

Should you accept alternative employment during the Transition Period, your Separation Date will be accelerated to coincide with your acceptance of such employment. For clarity, the Transition Period will end the earlier of the Separation Date or upon your acceptance of alternative employment. Similarly, should Sysco determine that you have violated your obligations to the company under the Code of Conduct or other company policies, your Separation Date may be accelerated prior to June 29, 2019 in the Company’s sole discretion. Nothing herein shall alter the at-will nature of your employment during the Transition Period.

Separation Benefits: Assuming a June 29, 2019 Separation Date, you will be eligible for the benefits described herein, contingent upon your compliance with the terms outlined herein, including, but not limited to, your timely execution, without revocation, of General Release (the “Release”) which will be provided to you on or about the Separation Date:

Separation Payment: You will be eligible for a one-time lump sum severance payment in the amount of $379,167, less applicable taxes and deductions (the “Severance Payment”). The Severance Payment will not be considered compensation under any compensation or benefit plan sponsored or maintained by Sysco and will be in lieu of any payment to which you otherwise would have been entitled under any plan or program maintained by, or any agreement with, Sysco or any related or affiliated entity. You will not be eligible for any other severance payment except as described herein, and there will be no duplication of benefits. The Severance Payment will be made as soon as practicable but no later than thirty (30) days following the effective date of an executed Release.

Company-Subsidized Health Insurance Coverage: You will be eligible to receive Company-Subsidized Health Care Coverage, in accordance with the terms provided herein. Provided that your eligible dependents, if any, are participating in Sysco’s group health, dental and vision plans on the Separation Date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” Sysco will cover the entire premium cost for COBRA continuation (the “Company-Subsidized Health Coverage”). You shall continue to be eligible for the Company-Subsidized Health Coverage until the earlier to occur of (1) the date twelve (12) months after your active employee coverage ends; or (2) the date you are eligible to enroll in the health, dental and/or vision plans of another employer. Your continued access to the Company-Subsidized Health Care Coverage is dependent on you and your dependents continuing to be eligible to participate in Sysco’s offered plans through COBRA. You agree to notify Sysco promptly if you are eligible to enroll in the plans of another employer or if you or any of your dependents cease to be eligible to continue participation in Company plans through COBRA. You will receive information under separate cover regarding the COBRA enrollment process.

In order to receive the Separation Payment and Company-Subsidized Health Coverage (the “Separation Benefits”), you must execute an Additional Release on a timely basis.

You will have at least twenty-one (21) days following your Separation Date to consider the Release. As described more fully in the Release, you have seven days following the date you execute the Release to revoke your signature by delivering a written revocation to Eve McFadden, Vice President & Associate General Counsel, Employment & Litigation at fax number (281) 584-2510. The Release will not become effective until you sign it and the seven-day revocation period has passed without you having exercised your right to revoke your signature. You will have until July 31, 2019 to execute the Release and if you do not execute the Release or if you revoke the Release after you execute it, the Separation Benefits will no longer be available to you. You are advised to consult an attorney prior to executing the Release.

Your eligibility for continued employment during the Transition Period and for the Separation Benefits is contingent upon your compliance with all ongoing obligations to the Company during the Transition Period, including those regarding the use and protection of confidential information, restrictions on solicitation of employees and customers, assignment of inventions and intellectual property, restrictions on competitive activities and compliance with the Sysco Code of Conduct. In addition, you will no longer be eligible for the Separation Benefits described herein in the event you exit the company prior to the Separation Date.

Post-Employment Restrictions: Your receipt of the Separation Benefits is also contingent upon your adherence to your ongoing obligations to the Company regarding intellectual property, confidential information to which you had access by virtue of your employment, restrictions on competitive activities, and non-solicitation of employees and customers, including, but not limited to the restrictions contained in any existing noncompetition agreement with the Company. Failure to comply with restrictions on your post-employment activities entitles Sysco to cease any remaining Separation Benefits owed to you.

Career Transition Services: You are immediately eligible for executive outplacement services using a vendor of Sysco’s choice.

Other Compensation and Benefits: All other compensation and benefits will be governed by the terms of the applicable plans and programs. You will be paid for any earned but unused vacation at the time of your separation from employment, and you also will be reimbursed for eligible business expenses that you incurred during the course of your employment per Company policy. The automatic company contribution under the 401(k) plan will continue through your termination date, but you will not be eligible for the 50% company match for 2019 because you will not be employed by Sysco at the end of calendar 2019.  You are not eligible for a company match under the MSP for calendar year 2019.  Distributions from your 401k and MSP balances will be governed by the terms of each plan and any applicable distribution elections you have made.
Long Term Incentive and Equity Awards: Vesting of any long-term incentives (including but not limited to stock options, restricted stock units (RSUs) and performance share units (PSUs)) will cease upon your separation from employment and any unvested long-term incentives are canceled immediately. Vested stock options must be exercised by the dates specified in the award agreements. In the event of a

June 29, 2019 Separation Date, you will be eligible for any earned FY17 Performance Share Unit award. Your FY18 and FY19 PSU awards will be forfeited. Should you exit the company prior to June 29, 2019, your FY17 PSU award will also be forfeited.

Please sign below and return an executed original of this letter to me by February 4, 2019 to acknowledge your understanding of the terms and conditions above.

Sincerely,

/s/Tom Bené

Tom Bené
Chairman, President & Chief Executive Officer

Enclosure

cc:	Paul Moskowitz – Executive Vice President, Human Resources
Erin Packwood – Vice President, Total Rewards & Engagement
Scott Stone –Vice President, Financial Reporting

AGREED:

I have read, understand, and agree to the terms and conditions set forth in the letter from Tom Bené dated January 31, 2019.

/s/ Wayne Shurts______________
Wayne Shurts

2/14/2019___________________
Date